Exhibit 10.2

Deanna Fidler
Senior Vice President
Human Resources
860-273-3276

To    Kristi Matus (“you”)

Date    July 25, 2013

Subject    : Separation Agreement

The purpose of this document is to confirm the agreement we have reached as a result of our discussions regarding the cessation of your employment with Aetna Life Insurance Company and/or one or more of its affiliated and related entities (collectively, the “Company”). The terms of the agreement (“Agreement”) are as follows:

1.
You hereby resign your employment, effective July 5, 2013.  The last day you will be required to perform the duties of your present job or any other duties on behalf of the Company will be June 15, 2013.

2.	Consideration from Aetna

a.
From July 6, 2013 through July 5, 2014 (a period of 52 weeks), you will be paid salary continuation at your most recent rate of annual salary, in accordance with the Company's customary payroll schedule (currently bi-weekly).

b.	Aetna will make the following cash payments:

i.
an amount equal to the value of your previously-established target bonus for calendar year 2013. This payment will be made to you within six weeks of the Effective Date of this Agreement and will be subject to all appropriate payroll taxes and other withholdings as required by law and Aetna practice;

ii.
the amount of $262,500.00. This payment will be made to you within six weeks of the Effective Date of this Agreement and will be subject to all appropriate payroll taxes and other withholdings as required by law and Aetna practice;

c.
During the first nine weeks of the salary continuation period, you will continue to be eligible for regular employee benefits. Participation in all benefit programs will stop at the end of this nine-week period. However, you will be eligible for the continuation of group medical and dental benefits for the applicable COBRA period, the first two months of which you will be charged subsidized (employee) rates. Thereafter, you will be charged regular (unsubsidized by Aetna) COBRA rates for the remainder of the COBRA continuation period. A package regarding COBRA rights and enrollment information will be sent to you at the end of the nine weeks. The Company will mail to you a copy of Since You Are Leaving Aetna, which contains information about your employee benefits. If there are any inconsistencies between this Agreement and Since You Are Leaving Aetna, the terms of this Agreement govern. If you have any questions regarding your employee benefits, you should call the HR Contact Center at 1-800-AETNA HR (1-800-238-6247).

d.
The benefits set forth above are benefits (except for any COBRA rights) for which you would not otherwise be eligible under current Company plans and policies and is in lieu of any other separation benefits not specified in this Agreement, including the Company's Job Elimination Benefits Plan.

3.
Subject to the provisions and limitations contained in the Company's policy (unless otherwise required by law), you will be paid for any Paid Time Off (PTO) that will be accrued and unused as of the end of the first nine weeks of the salary continuation period.  Payment will be made as soon as practical after the effective date of your resignation.

4.	Vesting and exercise of stock options and other equity awards and/or long-term incentive compensation awards are governed by the applicable agreements and plans.

5.
To assist you in your external job search efforts, you will be eligible to receive, for a period of 12 months from the effective date of your resignation, individual outplacement services as selected for you and paid for by the Company. To arrange for these services, call Lee, Hecht, Harrison (toll-free) at 1-877-529-4433 within 30 days of the effective date of this Agreement.

6.	In consideration for the Company's agreement to provide the salary, benefits continuation and other consideration described above:

a.
You hereby release and give up any claim, and agree not to commence any claim, action or suit of any kind you and your heirs, executors, administrators, successors and assigns may have against the Company; its employee benefit plans and the trustees, fiduciaries, and administrators of those plans; its present and past employees, officers, directors, agents, and representatives; and each of their predecessors, successors and assigns (collectively, the “Released Parties”), based on any event that occurred before you signed this Agreement, including all claims you had, have or may have based on your employment with and/or separation from the Company, including but not limited to any claims for salary, bonuses, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended (ERISA), claims of harassment or discrimination based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy, medical condition or disability under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act as amended, Section 1981 of the Civil Rights Act of 1866, the Connecticut Fair Employment Practices Act, or any other federal, state or local law prohibiting discrimination in employment or retaliation; any claims of age discrimination under the Age Discrimination in Employment

Act, as amended by the Older Workers' Benefit Protection Act, or under any other federal, state or local law prohibiting age discrimination; claims of breach of implied or express contract; claims of misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy; so-called “whistleblower actions”; wrongful or constructive discharge, or any other employment-related tort; any claim for costs, fees or other expenses, including attorneys' fees; all claims under any other federal, state or local law relating to employment; and any other claim that would otherwise entitle you to penalties, fees, recoveries or other damages or any form of relief to you under any other federal, state or local law, including but not limited to false claims or qui tam actions.

b.	However, this release does not apply to:

i.	pension or 401(k) benefits vested as of the end of the first nine weeks of the salary continuation period;

ii.	any welfare benefits accrued and vested on the Effective Date;

iii.	to any claims that as a matter of law cannot be waived;

iv.
any claims for indemnification, and coverage under applicable officers and directors liability insurance, for your acts and omissions to act occurring while you were an officer or employee of the Company, in accordance with Company indemnification policy, its charter and by-laws, and applicable law.

c.
Further, you promise that you will not file, or participate as an individual or member of a class or group in, any lawsuit or demand for arbitration against the Company or its current or former directors, employees or agents, concerning any claim you have released pursuant to this Agreement.  You agree that if you violate this promise, you will not be entitled to damages or any other relief, including costs and attorney's fees.

7.	In further consideration for the Company's agreement to provide the salary and benefits continuation described above, you promise that:

a.
unless required by law, you will not, for yourself or any other person or entity, directly or indirectly, divulge, communicate or in any way make use of any confidential, sensitive, or proprietary information acquired in the performance of your service for the Company, without the prior written consent of an appropriate Company officer;

b.
unless required by law, you will not disclose to any person or entity the terms and conditions of (prior to any required disclosure by the Company), or any information acquired in connection with, this Agreement, without the prior written consent of an appropriate Company officer, other than your legal, financial or career advisors, and the members of your immediate family, if they agree to maintain confidentiality;

c.
you shall provide assistance to and shall cooperate with the Company, upon its reasonable request and without additional compensation, with respect to matters within the scope of your duties and responsibilities during employment. (The

Company agrees and acknowledges that it shall, to the maximum extent possible under then prevailing circumstances, coordinate (or cause an affiliate to coordinate) any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.) The Company agrees that it will reimburse you for reasonable travel expenses (i.e., travel, meals, and lodging) that you may incur in providing assistance to the Company hereunder;

d.
You acknowledge that compliance with your promises contained in this Agreement or incorporated by reference is necessary to protect the business and good will of the Company and that any actual or prospective breach will cause injury or damage to the Company which will be irreparable and for which money damages will not be adequate. You agree that if you breach or attempt to breach any of those covenants, the Company shall be entitled to obtain temporary, preliminary and permanent injunctive relief, without bond, to prevent irreparable harm or injury, and to money damages, together with any and all other remedies available under applicable law. Notwithstanding the foregoing, in and following any successful action by Company to enforce this Agreement, you understand and agree that (i) you shall be liable to pay the Company's reasonable attorney's fees and costs and (ii) the Company shall have no further obligation to pay you any benefits otherwise payable under this Agreement. In the event that the Company initiates any action to enforce this Agreement and is unsuccessful, the Company will pay your reasonable attorney's fees and costs incurred in connection with such action.

8.
If any provision of this Agreement, including any provision incorporated by reference, is determined by a court of competent jurisdiction or arbitrator not to be enforceable in the manner set forth, you and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court or arbitrator shall reform such provision to make it enforceable in accordance with the intent of the parties.

9.	This Agreement shall not in any way be construed as an admission by the Company or any of its agents that they have acted wrongfully with respect to you or any other person.

10.	You represent that:

a.	you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

b.	you have no known workplace injuries or occupational diseases;

c.
you have not divulged any proprietary or confidential information of Company and will continue to maintain the confidentiality of such information consistent with Aetna's policies and any agreement(s) with Company and/or common law;

d.
you have disclosed to the Company any allegations or suspicions of wrongdoing by the Company, or any of its officers, agents, employees or representatives. Such wrongdoing includes, but is not limited to: fraud, waste, violation of any law, violation of any regulation, violation of any other rule of law, violation of any duty imposed by any other regulatory or self-governing body, or violation any Aetna compliance obligation or duty;

e.
you have not been retaliated against for reporting any allegations of wrongdoing by Company or its officers. Both parties acknowledge that this Agreement does not limit either party's right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies;

f.
all of the Company's decisions regarding your pay and benefits through the date of your separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law;

g.
In addition, you confirm that no charge, complaint or action filed by you or on your behalf against the Company or any of its agents exists in any forum or form. If any such charge, complaint or action has been or is filed, you will not be entitled to damages or any other relief, including but not limited to, costs and attorney's fees; and

h.	all documents and property of the Company, including those containing confidential, sensitive or proprietary information, have been returned to the Company.

11.	Other Provisions:

a.
The provisions of any prior written agreement between you and the Company, including but not limited to stock option and other equity award agreements and long-term incentive compensation award agreements, regarding arbitration of employment-related disputes, cooperation with the Company, covenants not to compete, solicitation of company employees and/or others, and/or disclosure of confidential information shall remain in effect and are incorporated by reference into this Agreement.

b.
You shall promptly notify the Company's General Counsel if you are contacted by a regulatory or self-regulatory agency with respect to matters pertaining to the Company or by an attorney or other individual who informs you that he/she has filed, intends to file, or is considering filing a claim or complaint against the Company.

c.
If there is a prior written agreement between you and the Company regarding arbitration of employment-related disputes, the provisions of that agreement will apply to any claim or controversy with respect to application of, compliance with, or the interpretation of this Agreement.

12.	This Agreement shall be construed in accordance with the laws of Connecticut. Any actions brought under this Agreement that are not required to be submitted to arbitration shall be exclusively brought in the state and federal courts in Connecticut. Both parties hereto irrevocably consent to the personal jurisdiction of such courts.

13.
In the event any payment hereunder is required to be delayed to comply with the American Jobs Creation Act of 2004, the parties hereby agree to conform the payment provisions in this Agreement to so comply.

14.
The entire agreement between you and the Company is set out in this Agreement or incorporated by reference. No other promises or representations have been made, and there is no oral understanding or agreement between you and the Company that is not contained, or incorporated by reference, in this Agreement.

15.	You acknowledge that you:

a.	have been advised to consult an attorney before signing this Agreement and that you have had an opportunity to consult with an attorney of your choice;

b.	have read this Agreement in its entirety, understand its terms and knowingly and voluntarily consent to its terms and conditions; and

c.
have had the opportunity to consider the Agreement for at least 21 days and have elected to sign it on the date noted below; to the extent that this Agreement differs in any way, whether material or not, from any proposal previously communicated, verbally or in writing, to you, you agree that the terms contained herein supersede such other proposal; you have had sufficient time to consider this Agreement, and you waive any right you may have to additional time to review it.

This Agreement will become effective on the eighth day following the day you execute it. After signing both copies of this Agreement, please return one copy to me and retain a copy for your records. You may revoke this Agreement at any time prior to its effective date by giving written notice to me.

Aetna Life Insurance Company

By:	/s/ Deanna Fidler	7/29/2013
	Deanna Fidler, SVP - HR	Date

	/s/ Kristi A. Matus	July 25, 2013
	Kristi Matus	Date